Exhibit 99.1

PRESS RELEASE

Contact Information

TigerLogic Corporation

25A Technology Drive, Suite 100

Irvine, CA 92618

Thomas Lim, Chief Financial Officer

Phone:	(949) 442-4400
Fax:	(949) 250-8187

thomas.lim@tigerlogic.com

TigerLogic Announces Definitive Agreement to Divest Its D3 MDMS Business for Approximately $22 Million to Rocket Software

October 16, 2013 - Irvine, Calif.

TigerLogic Corporation, (Nasdaq: TIGR), today announced the signing of a definitive agreement to divest its Multidimensional Database Management Systems (“MDMS” or “D3”) business to Rocket Software, Inc. (“Rocket Software”) for gross proceeds of approximately $22 million in cash. The sale is expected to close within the fourth calendar quarter of 2013, and is subject to satisfaction of customary closing conditions.

“TigerLogic has evolved rapidly over the last 12 months, and has taken actions designed to capture the fast-growing demand for cloud platforms enabling mobile and social solutions. The sale of the MDMS business is a further step toward our focus on extending the growth and reach of the Postano and Omnis platforms,” said Richard Koe, President and CEO of TigerLogic. “The closing of this transaction will allow TigerLogic to concentrate on initiatives that support our vision of enabling brands and companies to integrate curated mobile and social solutions across multiple digital environments. Moreover, the divestiture of the MDMS assets will provide additional resources to support stronger sales growth and further development of our social and mobile businesses.”

“This is a logical next step for our business and a strategic decision that should enable the D3 business to flourish as well,” continued Koe. “TigerLogic selected Rocket Software because of its knowledge of the MDMS space, and its deep commitment to support our D3 partners and customers. Rocket Software is known for its strong operational expertise, particularly in corporate divestitures that require seamless transfers of significant business operations, which is an imperative for our D3 partners and customers. To that end, we also announce today that John Bramley, TigerLogic’s Vice President, Operations, agreed to join Rocket Software, effective upon the closing, as the business executive responsible for managing the development and evolution of D3.”

“This is a good and not surprising move for TigerLogic, as it allows them to concentrate their energy and resources on the core, strategic components of their business in order to drive further innovation and growth,” said Scott Smith, General Partner, Viant Group, Investment Advisor to TigerLogic in this transaction.

Conference Call:

A conference call to discuss the signing of the agreement is set for today at 5:30 p.m. Eastern Time.

The call can be accessed by dialing 1-877-481-4996 (Domestic) or 1-518-444-5106 (International), and by providing the operator the conference ID number 85790465.

A taped rebroadcast of the call will be available approximately two hours after the call through October 23, 2013. To access the taped rebroadcast, dial 1-855-859-2056/1-800-585-8367 (Domestic) or 1-404-537-3406 (International), and enter security code 081213 and conference ID number 85790465.

About TigerLogic:

TigerLogic Corporation (Nasdaq: TIGR) is a global provider of application development solutions for enterprises that need to launch easy and cost-effective e-business initiatives. TigerLogic’s offerings include cross-platform and mobile solutions for rapid application development, social media content aggregation, as well as search enhancement. More information about TigerLogic and its products can be found at http://www.tigerlogic.com.

About Viant Group:

Viant Group is a San Francisco-based boutique investment bank committed to providing private and public emerging growth and small to mid-market companies with high quality strategic advisory, merger and acquisition, and capital raise services. Viant Group leverages decades of strategic, financial, M&A and operational experience to provide its clients with expert advice. Viant Group advises clients in a variety of sectors and combines rich industry knowledge and deep relationships with strategic buyers, private equity and venture capital firms to bring value to its clients. For more information please visit www.viantgroup.com, or call 415-820-6100.

This release contains forward-looking statements, including statements about the closing of the sale of the MDMS business, the anticipated use of proceeds therefrom and TigerLogic’s strategic focus. Any forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to: TigerLogic’s ability to close and divest its MDMS assets successfully, without management disruption or other impacts on its ongoing operations, and to deploy the proceeds from the transaction towards support and growth of its Omnis and Postano platforms; the success of its research and development efforts; its ability to penetrate new markets and compete successfully in a highly competitive and rapidly changing marketplace; technical risks related to such products; the availability of adequate liquidity; and other risks and uncertainties. Please consult the various reports and documents filed by TigerLogic with the U.S. Securities and Exchange Commission, including but not limited to the most recent reports on

Form 10-K and Form 10-Q, for factors potentially affecting TigerLogic’s future financial results. All forward-looking statements are made as of the date hereof, and TigerLogic disclaims any responsibility to update or revise any forward-looking statement provided in this news release.